November 4, 2024

Anthony Shapella
108 Retford Avenue
Cranford, NJ
07016

Dear Anthony,

We are pleased to offer you the position of Chief Underwriting Officer with SiriusPoint Ltd., a Bermuda exempted company limited by shares (the (the “Company”), on the terms and conditioned outlined in this letter (the “Agreement. Your position with the Company will sometimes be referred to in this Agreement as the or your “Employment”.

Except as otherwise noted below, the terms and conditions of the offer letter you signed with the Company on August 6, 2023 (the “Offer Letter”) remain unchanged and in place.

Position and Duties
You will serve as Chief Underwriting Officer (CUO) of the Company, reporting directly to the Chief Executive Officer (CEO). In this capacity, you will perform such duties, services, and responsibilities on behalf of the Company consistent with the CUO position and may be reasonably assigned to you from time to time by the CEO and/or the Board of SiriusPoint Ltd. You will be a member of the Executive Leadership Team.

Start Date
Your start date in this role will be effective from January 1, 2025.

Base Salary
You will be paid a base salary at a rate of $500,000 per annum, less all applicable withholdings and authorized deductions. Your base salary will be subject to review in connection with regular senior management reviews in the first quarter of each calendar year. Your base salary will next be reviewed in 2026. There is no obligation on the Company to increase your base salary pursuant to any such review or otherwise. There will be no review of the base salary after either party has given notice to terminate your employment for any reason.

Annual Bonus
You will continue to be eligible for an annual cash bonus equal to, at target levels of performance, 75% of your then-current annual base salary (the “Target Bonus”), subject to generally applicable threshold and maximum levels set by the Compensation Committee of the Board (the “Compensation Committee”) as to individual and corporate performance goals (the “Annual Bonus”). Whether any Annual Bonus is payable in respect of any year and, if so, how much, will be determined by the Company and/or the Compensation Committee, in its or their sole discretion with such discretion to be exercised in a bona fide and rational manner. Payment of any Annual Bonus will generally occur in March of the subsequent year at the same time annual bonuses are paid to other members of the Company’s management team, less all applicable withholdings and authorized deductions, subject to you being actively employed and not have given or received notice of termination of employment at the time the Annual Bonus is to be paid. No Annual Bonus shall be deemed earned until the payment date.

Long Term Incentive Awards
You will continue to be eligible to participate in the Company’s long-term incentive (“LTI”) program with other members of senior management of the Company. For 2025, your annual LTI award (the “Annual Award”) will have a grant value equal to 100% of your then-current annual base salary (calculated in the same manner as other LTI award recipients. The Annual Award will be provided through a mix of time-based restricted stock units of the

Company (“RSUs”) and performance based restricted stock units of the Company (“PSUs”), where 25% will be in RSUs and 75% in PSUs (as to 75% of the shares, or otherwise in the same ratio and/or in the same form of other types of awards as granted to other members of senior management, as permitted under the SiriusPoint Ltd 2023 Omnibus Incentive Plan (the “Plan”), and as determined at the discretion of the Compensation Committee. The RSUs and PSUs are subject to the terms and conditions of the Plan. Annual Awards will be granted at the same time as awards are granted to other members of senior management (expected to be no later than the second quarter of each calendar year) and will be subject to the terms set forth in the applicable equity plans and related implementing award agreements, of which yours will be no less favorable than the agreements evidencing awards granted to other members of senior management.

Benefits
You will continue to be eligible to participate in all of the company’s retirement, health and other benefit plans which are provided to similarly situated senior executives of the Company in the United States. You will also be entitled to 25 business days of paid vacation per year (in addition to Company holidays) to be used and accrued in accordance with the Company’s policies as may be established from time to time. The Company reserves to right to change its policies with respect to any and all employee benefits from time to time, subject to compliance with applicable law, in which case you shall be treated no less favourably than other similarly situated senior executives of the company in the United States.

Directors & Officers Insurance
You will be covered under a directors and officers’ liability insurance maintained by the Company to the same extent as other directors and officers of the company. You will continue to be covered by such insurance for six (6) years following your termination of employment for any reason.

Except as otherwise noted above, all other terms and conditions of your employment remain unchanged including, but not limited to, the terms of the Offer Letter and your status as an at will employee of the Company.

To reflect your agreement with the terms above, please sign below and return this Agreement to me.

Very truly yours,

/s/ Karen Caddick
___________________________
Karen Caddick
Chief Human Resources Officer
SiriusPoint Ltd.

Acceptance of Offer
I have read and understood and I accept all the terms of this Agreement. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the Agreement, and this Agreement supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of the Agreement.

/s/ Anthony Shapella
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Anthony Shapella                                                            Date